Titan International, Inc.
2701 Spruce Street Quincy, Illinois 62301

April 4, 2014

Dear Stockholder:

We have previously sent to you proxy material for the Annual Meeting of Titan International, Inc. stockholders, to be held on May 15, 2014. Your Board of Directors unanimously recommends that stockholders vote FOR all items on the agenda.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,

MICHAEL G. TROYANOVICH
Secretary

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.